Exhibit 99.1
PRESS RELEASE
For Immediate Release

Ormat Technologies Contact: Dita Bronicki CEO 775-356-9029 dbronicki@ormat.com	Investor Relations Contact: Todd Fromer/Rob Fink KCSA Strategic Communications 212-896-1215(Todd)//212-896-1206 (Rob) tfromer@kcsa.com / rfink@kcsa.com
ORMAT TECHNOLOGIES REPORTS SECOND QUARTER 2011 RESULTS
Q2 net income of $8.2 million with increased total revenues of $104.6 million
Product backlog reached $225 million
(RENO, Nev.) August 3, 2011 — Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the second quarter of 2011.
Quarterly highlights:
•	18 percent increase in electricity revenues;
•	11 percent increase in electricity generation; and
•	the largest product order which led to a record high backlog.
Commenting on the results, Dita Bronicki, Chief Executive Officer of Ormat, stated, “The second quarter was highlighted by strength in electricity operations. The good performance of most of our plants translated into growth in generation and in revenues from electricity, which increased to $81.2 million.
“We successfully secured new contracts for the supply of geothermal power plants and other power generating units. During the quarter we received a supply and engineering, procurement and construction (EPC) contract from New Zealand, which has a collective value of approximately $130 million. This represents the largest product order in our company’s 46-year history, and, as a result, the product backlog increased to approximately $225 million.
“During the quarter, we also have made additional progress toward diversifying our future development portfolio by entering into a build, operate and transfer (BOT) agreement with Tikitere Geothermal Power Limited (TGL) to explore, develop, supply, construct, own and operate a 45 MW geothermal power plant in New Zealand.”
Financial Summary
Second Quarter Results
For the three months ended June 30, 2011, total revenues were $104.6 million, compared to $96.3 million in the second quarter of 2010. Electricity revenues increased by 18.0 percent to $81.2 million, up from $68.8 million in the second quarter of 2010. Electricity revenues in the quarter include $4.8 million relating to our North Brawley power plant with corresponding cost of revenues of $10.4 million. Total generation increased by 11.2 percent and the average revenue rate of electricity operations was $83 per MWh, up from $78 per MWh in the second quarter of 2010. Product revenues for the three months ended June 30, 2011 were $23.4 million, compared to $27.5 million in the same period in 2010. Product revenues in the quarter include $7.9 million relating to an experimental REG plant in an LNG terminal in Spain.
For the quarter, the company reported net income of $8.2 million, or $0.18 per share (basic and diluted), compared to a net loss of $1.5 million, or $0.03 per share (basic and diluted) for the same period a year ago. The increase is principally attributable to the increase in the gross margins of both our electricity and product revenues.
Adjusted EBITDA for the second quarter of 2011 was $47.7 million, compared to $24.0 million in the same quarter last year. Adjusted EBITDA includes consolidated EBITDA and the company’s share in the interest, taxes, depreciation and amortization related to its unconsolidated 50 percent interest in the Mammoth complex in California in the three months ended June 30, 2010. The reconciliation of GAAP net cash provided by operating activities to Adjusted EBITDA as well as additional cash flow information is set forth below.
As of June 30, 2011, cash, cash equivalents and marketable securities were $67.4 million. In addition, as of June 30, 2011, the company had available committed lines of credit with commercial banks aggregating $407.5 million, of which $196.0 million is unused.
On August 3, 2011, Ormat’s Board of Directors approved the payment of a quarterly dividend of $0.04 per share pursuant to the company’s dividend policy, which targets an annual payout ratio of at least 20 percent of the company’s net income. The dividend will be paid on August 25, 2011 to shareholders of record as of the close of business on August 16, 2011. The company expects to pay a dividend of $0.04 per share in the next quarter.
Commenting on the outlook for 2011, Bronicki said, “We continue to expect 2011 electricity revenues to total $315 to $325 million. We are maintaining our product revenues guidance to be $90 to $100 million.”
Six-Month Results
For the six months ended June 30, 2011, total revenues were $202.4 million, an increase of 13.1 percent from $178.9 million in the same period last year. Net loss for the period was $0.7 million, or $0.02 per share (basic and diluted), compared to net income of $0.3 million, or $0.01 per share (basic and diluted), in the same period in 2010.
Electricity revenues for the six months ended June 30, 2011 were $159.5 million, compared to $134.9 million in the same period a year ago, an increase of 18.2 percent. Product revenues for the first six months of 2011 were $43.0 million, compared to $44.0 million in the same period in 2010, a decrease of 2.3 percent.
Adjusted EBITDA for the six months ended June 30, 2011 was $74.8 million, compared to $56.1 million for the same period a year ago. Adjusted EBITDA includes consolidated EBITDA and the company’s share in the interest, taxes, depreciation and amortization related to its unconsolidated 50 percent interest in the Mammoth complex in California for the six months ended June 30, 2010. The reconciliation of GAAP net cash provided by operating activities to Adjusted EBITDA, as well as additional cash flow information is set forth below.
Conference Call Details
Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 10 a.m. EDT on Thursday, August 4, 2011. The call will be available as a live, listen-only webcast at www.ormat.com. During the webcast, management will refer to slides that will be posted on the web site. The slides and accompanying webcast can be accessed through the IR events & Presentations in the Investor Relations section of Ormat’s website.
The webcast replay will be available approximately two hours after the conclusion of the live call. A telephonic replay will be available from 1 p.m. EDT on August 4, 2011 through 11:59 p.m. EDT on August 11, 2011 by calling: (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (International) and entering the reply code: 83311580.

About Ormat Technologies
Ormat Technologies, Inc. is the only vertically integrated company primarily engaged in the geothermal and recovered energy power business. The company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the ccompany designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The company has more than four decades of experience in the development of environmentally sound power, primarily in geothermal and recovered-energy generation. Ormat products and systems are covered by 80 U.S. patents. Ormat has engineered and built power plants, that it currently owns or has supplied to utilities and developers worldwide, totaling approximately 1370 MW of gross capacity. Ormat’s current generating portfolio includes the following geothermal and recovered energy-based power plants: in the United States — Brady, Brawley, Heber, Jersey Valley, Mammoth, Ormesa, Puna, Steamboat, OREG 1, OREG 2, OREG 3 and OREG 4; in Guatemala — Zunil and Amatitlan; in Kenya — Olkaria III; and, in Nicaragua — Momotombo.
Ormat’s Safe Harbor Statement
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2011.
These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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Ormat Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the Three and Six-Month Periods Ended June 30, 2011 and 2010
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(In thousands, except per		(In thousands, except per
	share data)		share data)
Revenues:
Electricity	$81,190	$68,807	$159,458	$134,912
Product	23,424	27,459	42,976	44,008

Total revenues	104,614	96,266	202,434	178,920

Cost of revenues:
Electricity	62,212	63,498	128,149	118,021
Product	9,249	14,115	26,139	26,552

Total cost of revenues	71,461	77,613	154,288	144,573

Gross margin	33,153	18,653	48,146	34,347
Operating expenses:
Research and development expenses	2,575	3,614	4,782	6,881
Selling and marketing expenses	3,725	2,686	6,385	5,888
General and administrative expenses	7,479	6,996	14,486	14,016
Write-off of unsuccessful exploration activities	—	3,050	—	3,050

Operating income	19,374	2,307	22,493	4,512
Other income (expense):
Interest income	716	95	851	292
Interest expense, net	(17,442)	(9,426)	(30,522)	(19,140)
Foreign currency translation and transaction gains (losses)	596	(1,033)	1,113	(599)
Income attributable to sale of tax benefits	3,141	2,070	5,280	4,209
Other non-operating income (expense), net	915	79	118	(280)

Income (loss) from continuing operations, before income taxes and equity in income (losses) of investees	7,300	(5,908)	(667)	(11,006)
Income tax benefit	1,007	3,365	421	5,922
Equity in income (losses) of investees, net	(69)	479	(481)	1,025

Income (loss) from continuing operations	8,238	(2,064)	(727)	(4,059)
Discontinued operations:
Income from discontinued operations, net of related tax	—	—	—	14
Gain on sale of a subsidiary in New Zealand, net of related tax	—	570	—	4,336

Net income (loss)	8,238	(1,494)	(727)	291
Net loss (income) attributable to noncontrolling interest	(105)	57	(115)	110

Net income (loss) attributable to the Company’s stockholders	$8,133	$(1,437)	$(842)	$401

Weighted average number of shares used in computation of earnings (loss) per share attributable to the Company’s stockholders:
Basic	45,431	45,431	45,431	45,431

Diluted	45,443	45,431	45,431	45,431

Ormat Technologies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
As of June 30, 2011 and December 31, 2010
(Unaudited)

	June 30,	December 31,
	2011	2010
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$44,338	$82,815
Marketable securities	23,097	—
Restricted cash, cash equivalents and marketable securities	28,713	23,309
Receivables:
Trade	72,185	54,495
Related entity	355	303
Other	7,795	8,173
Due from Parent	122	272
Inventories	14,408	12,538
Costs and estimated earnings in excess of billings on uncompleted contracts	570	6,146
Deferred income taxes	1,361	1,674
Prepaid expenses and other	22,481	14,929

Total current assets	215,425	204,654
Long-term marketable securities	—	1,287
Restricted cash, cash equivalents and marketable securities	—	1,740
Unconsolidated investments	4,068	4,244
Deposits and other	22,989	21,353
Deferred income taxes	17,087	17,087
Deferred charges	37,059	37,571
Property, plant and equipment, net	1,417,931	1,425,467
Construction-in-process	337,969	270,634
Deferred financing and lease costs, net	19,609	19,017
Intangible assets, net	38,676	40,274

Total assets	$2,110,813	$2,043,328

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$76,607	$85,549
Billings in excess of costs and estimated earnings on uncompleted contracts	18,818	3,153
Current portion of long-term debt:
Limited and non-recourse	14,304	15,020
Full recourse	14,775	13,010
Senior secured notes (non-recourse)	20,622	20,990

Total current liabilities	145,126	137,722
Long-term debt, net of current portion:
Limited and non-recourse	107,390	114,132
Full recourse:
Senior unsecured bonds	250,189	142,003
Other	75,920	84,166
Revolving credit lines with banks	151,461	189,466
Senior secured notes (non-recourse)	203,382	210,882
Liability associated with sale of tax benefits	78,519	66,587
Deferred lease income	70,010	71,264
Deferred income taxes	28,997	30,878
Liability for unrecognized tax benefits	4,380	5,431
Liabilities for severance pay	22,565	20,706
Asset retirement obligation	20,684	19,903
Other long-term liabilities	4,473	4,961

Total liabilities	1,163,096	1,098,101

Equity:
The Company’s stockholders’ equity:
Common Sstock	46	46
Additional paid-in capital	722,522	716,731
Retained earnings	216,362	221,311
Accumulated other comprehensive income	729	1,044

	939,659	939,132
Noncontrolling interest	8,058	6,095

Total equity	947,717	945,227

Total liabilities and equity	$2,110,813	$2,043,328

Ormat Technologies, Inc. and Subsidiaries
Reconciliation of EBITDA and Adjusted EBITDA and Additional Cash Flows Information
For the Three and Six-Month Periods Ended June 30, 2011 and 2010
(Unaudited)
We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate adjusted EBITDA to include depreciation and amortization, interest and taxes attributable to our equity investments in the Mammoth complex. EBITDA and adjusted EBITDA are not measurements of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a Company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and adjusted EBITDA differently than we do. The following table reconciles net cash provided by operating activities to EBITDA and adjusted EBITDA, for the three and six- month periods ended June 30, 2011 and 2010:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(in thousands)		(in thousands)
Net cash provided by operating activities	$26,440	$10,694	$39,506	$58,934
Adjusted for:
Interest expense, net (excluding amortization of deferred financing costs)	16,528	8,754	28,824	17,775
Interest income	(716)	(95)	(851)	(292)
Income tax benefit	(1,007)	(3,935)	(421)	(3,916)
Adjustments to reconcile net income to net cash provided by operating activities (excluding depreciation and amortization)	6,433	7,692	7,772	(18,314)

EBITDA	47,678	23,110	74,830	54,187
Interest, taxes, depreciation and amortization attributable to the Company’s equity interest in Mammoth-Pacific L.P.	—	939	—	1,912

Adjusted EBITDA	$47,678	$24,049	$74,830	$56,099

Net cash used in investing activities	$(27,817)	$(44,033)	$(135,741)	$(109,014)

Net cash provided by financing activities	$5,040	$44,423	$57,758	$57,968

Depreciation and amortization	$24,635	$19,880	$48,005	$40,329